Exhibit 23.1

Consent of Hacker, Johnson & Smith PA

Independent Registered Public Accounting Firm

The Board of Directors

Homeowners Choice, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Homeowners Choice, Inc. of our report dated June 16, 2008, relating to the consolidated balance sheets of Homeowners Choice, Inc. and its subsidiaries as of March 31, 2008 and December 31, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the three month period ended March 31, 2008, for the year ended December 31, 2007 and for the period from November 30, 2006 (inception) to December 31, 2006, which report appears in the registration statement (No. 333-150513) on Form S-1 of Homeowners Choice, Inc.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
October 14, 2008